EXHIBIT 99.1

First State Financial Corporation Announces a Stellar 57 Percent Increase in Second Quarter 2006 Net Income

SARASOTA, Fla., July 21, 2006 (PRIMEZONE) -- First State Financial Corporation (Nasdaq:FSTF) reported second quarter 2006 net income of $1.3 million. This is an increase of 16% reported for the previous quarter March 31, 2006, and an increase from the previous year June 30, 2005 of 57%. On a per diluted share basis, earnings were $0.23 for the second quarter of 2006, $0.20 for the first quarter of 2006, and $0.14 for the second quarter of 2005. This is an increase of 15% over the first quarter 2006, and an increase of 64% over the second quarter 2005.

Corey J. Coughlin, President and CEO stated, "In a marketplace marked with rising interest rates and flat yield curve, First State Bank has been able to produce extraordinary results for the first half of the year, reflected in increased net interest income, total assets, and earnings per share. In spite of changing market conditions we have been able to increase our bottom line for another quarter. Looking forward, we believe that the economy on the West Coast of Florida will remain robust and we intend to take full advantage of it to continue to grow in assets and profitability."

The increase in net income for the second quarter of 2006 over the respective prior year period resulted primarily from a 43% increase in net interest income from $3.2 million a year ago to $4.5 million in the current quarter. The annualized net interest margin on a tax equivalent basis for the three months ended June 30, 2006 was 4.69%, compared to 4.73% for the previous quarter ended March 31, 2006. The annualized net interest margin on a tax equivalent basis for the six months ended June 30, 2006 was 4.71%, compared to 4.29% for the six months ended June 30, 2005. This is due to steady growth and effective balance sheet and risk management practices.

Non-interest expense for the second quarter of 2006 was $2.7 million, compared with $2.1 million for the second quarter of 2005. Non-interest expense for the previous quarter ended March 31, 2006 was $2.7 million, essentially unchanged from the second quarter ended June 30, 2006. The year-to-year increase in non-interest expense was primarily attributable to salaries and benefits. This is a result of growth as we have added new staff positions over the past year.

Credit quality remained solid during the second quarter of 2006. As of June 30, 2006, the allowance for loan losses totaled $3.8 million, or 1.03% of total loans and 414% of non-performing loans. These figures compare with 1.05% and 315% respectively as of June 30, 2005. Annualized net charge-offs represented .27% of average loans for the quarter ended June 30, 2006 compared to annualized net recoveries of .02% of average loans for the quarter ended June 30, 2006. Annualized net charge-offs represented .26% of average loans for the first quarter ended March 31, 2006 compared to annualized net recoveries of .01% of average loans for the first quarter ended March 31, 2006.

Total assets increased 31% to $412.6 million as of June 30, 2006, compared with $314.3 million a year ago. Growth since the previous quarter, March 31, 2006 was 3%. Total loans grew 3% to $372.7 million as of June 30, 2006 versus $363.3 the previous quarter, and 32% to $372.7 million as of June 30, 2006 versus $283.3 million a year ago. Total deposits increased 4% to $352.1 million as of June 30, 2006 from $337.8 million as of March 31, 2006 and $266.8 million (or 32%) from a year ago.

During the second quarter of 2006, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of .07 cents per share on its common stock. The cash dividend was paid on June 30, 2006 for shareholders of record as of June 15, 2006.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The bank operates from six locations, three in Sarasota County and three in branches in Pinellas County.

Copies of recent news releases, SEC filings, priced quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

                     First State Financial Corporation
             Unaudited Summary Consolidated Statements of Income

                          For the quarter ended   For the period ended
                                 June 30,              June 30,
 (in thousands, except for
  per share data)             2006      2005        2006      2005
                              ----      ----        ----      ----

 Interest income            $ 7,690   $ 4,882     $14,588   $ 9,103
 Interest expense             3,172     1,715       5,827     3,118
 Net interest income          4,518     3,167       8,761     5,985
 Provision for loan loss        305       225         680       225
 Non-interest income            735       509       1,391       998
 Non-interest expense         2,747     2,098       5,417     4,111
 Income before income tax
  expense                     2,201     1,353       4,055     2,647
 Income tax expense             862       500       1,558       996
 Net income                 $ 1,339   $   853     $ 2,497   $ 1,651

 Basic earnings per share   $  0.23   $  0.14     $  0.43   $  0.28
 Diluted earnings per
  share                     $  0.23   $  0.14     $  0.42   $  0.28

 Selected financial data (in thousands except for per share data)

                                               For the period ended
                                                     June 30,
                                               2006          2005
                                               ----          ----

 Average loans outstanding                 $  352,672   $   245,722
 Average earning assets                    $  377,457   $   281,365
 Return on average assets                        1.28%         1.13%
 Return on average equity                       10.96%         7.80%
 Net interest margin on a fully tax
  equivalent basis                               4.71%         4.29%

 Weighted average diluted shares            5,903,679     5,879,964

                                           At June 30,   At June 30,
                                               2006          2005
                                               ----          ----

 Book Value                                $     7.84   $      7.35
 End of period shares outstanding           5,866,850     5,863,265

 Total earning assets                      $  397,833   $   301,452
 Total assets                              $  412,634   $   314,314
 Total stockholders equity                 $   46,006   $    43,109

 Net loan (charge-offs) / recoveries           ($ 247)        $  12
 Non-accrual loans                              $ 926         $ 943
 Non-accrual loans as a % of total loans         0.25%         0.33%

CONTACT:  First State Financial Corporation
          Corey J. Coughlin, President and CEO
          (941) 929-9000
          ccoughlin@firststatefl.com